Exhibit 1.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is for information only and is not intended to and does not constitute, or form part of, an invitation or offer to acquire, purchase or subscribe for any securities of the Company.

COMPLETION OF THE RMB SHARE ISSUE AND AMENDMENTS TO

THE ARTICLES OF ASSOCIATION

This announcement is made by China Mobile Limited (the “Company”) pursuant to Rule 13.09 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and Part XIVA of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong).

We refer to the Company’s announcements dated 17 May 2021, 18 August 2021, 25 October 2021, 4 November 2021, 13 December 2021, 14 December 2021, 20 December 2021, 21 December 2021, 23 December 2021, 24 December 2021 and 28 December 2021 and the circular dated 24 May 2021 (the “Circular”) in relation to the proposed RMB Share Issue, and the announcement dated 9 June 2021 in relation to the poll results of the extraordinary general meeting of the Company. Unless otherwise defined in this announcement, terms used herein shall have the same meanings as defined in the abovementioned announcements and the Circular.

COMPLETION OF THE RMB SHARE ISSUE

The Company is pleased to announce that the Company has completed the RMB Share Issue. The RMB Shares will be listed and commence trading on the Shanghai Stock Exchange on 5 January 2022. Certain key information in respect of the RMB Share Issue is as follows:

Place of listing	Shanghai Stock Exchange

Date of listing	5 January 2022

Stock abbreviation	China Mobile (中國移動)

Stock code	600941

Total number of issued shares of the Company upon the RMB Share Issue

21,321,182,897 shares (without taking into account the over-allotment option for the RMB Share Issue, including 845,700,000 RMB Shares and 20,475,482,897 Hong Kong Shares); 21,448,037,897 shares (assuming the exercise of the over-allotment option for the RMB Share Issue in full, including 972,555,000 RMB Shares and 20,475,482,897 Hong Kong Shares)

Announcements setting out the details of the RMB Share Issue have also been published in Chinese only on the websites of the Shanghai Stock Exchange (www.sse.com.cn), the Hong Kong Stock Exchange (www.hkexnews.hk) and the Company (www.chinamobileltd.com).

AMENDMENTS TO THE ARTICLES OF ASSOCIATION

To satisfy the relevant regulatory requirements in relation to the Company’s corporate governance structure after the RMB Share Issue and Listing, the Shareholders of the Company approved the proposal regarding amendments to the Articles of Association as a special resolution at the extraordinary general meeting held on 9 June 2021, details of which are set out in the Appendix IV to the Circular. The amended Articles of Association shall take effect from the date of the listing of the RMB Shares on the Shanghai Stock Exchange. Full text of the amended Articles of Association will be published on the websites of the Shanghai Stock Exchange (www.sse.com.cn), the Hong Kong Stock Exchange (www.hkexnews.hk) and the Company (www.chinamobileltd.com).

By Order of the Board
China Mobile Limited
Yang Jie
Chairman

Hong Kong, 4 January 2022

FORWARD-LOOKING STATEMENTS

Certain statements contained in this announcement may be viewed as “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from those implied by such forward-looking statements. In addition, the Company does not intend to update these forward-looking statements. Further information regarding these risks, uncertainties and other factors is included in the Company’s most recent Annual Report on Form 20-F and other filings with the U.S. Securities and Exchange Commission.

As at the date of this announcement, the Board of Directors of the Company comprises Mr. Yang Jie, Mr. Dong Xin, Mr. Wang Yuhang and Mr. Li Ronghua as executive directors and Dr. Moses Cheng Mo Chi, Mr. Paul Chow Man Yiu, Mr. Stephen Yiu Kin Wah and Dr. Yang Qiang as independent non-executive directors.